Exhibit 8.1


                              LIST OF SUBSIDIARIES




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                              LIST OF SUBSIDIARIES



1. Compania Minera Cinco Minas S.A. de C.V., incorporated in Mexico on October 15, 2002.

2.   TMXI Resources S.A. de C.V., incorporated in Mexico on October 15, 2002.

3.   Tumi Resources S.A., incorporated in Peru on July 8, 2002.



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